EXHIBIT 99.12—FORM OF OPINION

PRIVILEGED AND CONFIDENTIAL

                      , 2013

LKCM Funds

301 Commerce Street, Suite 1600

Fort Worth, Texas 76102

Armstrong Associates, Inc.

750 North St. Paul St.

Suite 1300

Dallas, Texas 75201

Re:	Reorganization to Combine a Series of a Delaware
Statutory Trust and a Texas Corporation

Ladies and Gentlemen:

LKCM Funds, a Delaware statutory trust (“Trust”), on behalf of LKCM Equity Fund, a segregated portfolio of assets (“series”) thereof (“Acquiring Fund”), and Armstrong Associates, Inc., a Texas corporation (“Target”) (each of Acquiring Fund and Target being sometimes referred to herein as a “Fund,” and each of Trust and Target being sometimes referred to herein as an “Investment Company”), have requested our opinion as to certain federal income tax consequences of Acquiring Fund’s acquisition of Target pursuant to an Agreement and Plan of Reorganization and Dissolution among them and, solely for purposes of paragraph 7.2 thereof, Luther King Capital Management Corporation, dated as of                       , 2013 (“Agreement”).1 The Agreement contemplates the transactions comprising the “Reorganization,” i.e., (1) Acquiring Fund’s acquisition of all the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of all the Liabilities, (2) Target’s distribution of those shares to the Shareholders in exchange for their Target Shares and in complete liquidation thereof, and (3) Target’s dissolution and termination as a series of the Trust, all on the terms and conditions set forth in the Agreement.

In rendering this opinion, we have examined (1) the Agreement, (2) the Combined Proxy Statement and Prospectus dated                       , 2013, regarding the Reorganization that was furnished to Target’s shareholders, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the Representations made in the Agreement (as contemplated in paragraph 6.4

[1]	Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

LKCM FUNDS

ARMSTRONG ASSOCIATES, INC.

                      , 2013

thereof).2 We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Effective Time will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), our opinion is as follows:

(1) Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)(1)(C)3), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;

(3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

(4) Acquiring Fund’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding

[2]	That paragraph provides that, in rendering this opinion, we (identified therein as “Counsel”) “may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made herein, which Counsel may treat as representations and warranties made to it (that, notwithstanding paragraph 8, shall survive the Closing) ….”
[3]	“Section” references are to the Code.

LKCM FUNDS

ARMSTRONG ASSOCIATES, INC.

                      , 2013

period for each Asset will include Target’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5) A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

(6) A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds those Target Shares as capital assets at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Service in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

LKCM FUNDS

ARMSTRONG ASSOCIATES, INC.

                      , 2013

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the Reorganization if either Fund is insolvent. Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

K&L GATES LLP